Exhibit 16.1

August 3, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-2000

Dear Commissioners:

We have read the statements made by ECST Holdings Limited (the “Registrant”) in its amended Form F-1 to be filed with the Securities and Exchange Commission on or about August 3, 2026. We agree with all statements pertaining to pertaining to us. We have no basis on which to agree or disagree with the other statements of the Registrant contained therein.

/s/ Wei, Wei & Co., LLP